                                                                       Exhibit 5


                                  May 22, 1998


JeffBanks, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Ladies and Gentlemen:

      We have acted as counsel to JeffBanks, Inc. ("JBI") in connection with the preparation and filing by JBI of a registration statement on Form S-4 (Registration No. 333-51253) (the "Registration Statement") with respect to the merger of JeffBanks Acquisitioncorp V, Inc., a wholly-owned subsidiary of JBI with and into Regent Bancshares Corp. ("RBC"), pursuant to which an aggregate of 1,143,165 shares of JBI common stock (the "JBI Shares") will be issuable in exchange for the outstanding shares of RBC common stock and upon exercise of the options (the "JBI Options") issued in exchange for the outstanding options to purchase RBC common stock. In connection therewith, you have requested our opinion as to certain matters referred to below.

      In our capacity as such counsel, we have familiarized ourselves with the actions taken by JBI in connection with the registration of the JBI Shares. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We are attorneys admitted to practice before the courts of the United States and the courts of the Commonwealth of Pennsylvania and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the federal laws of the United States or the internal laws of the Commonwealth of Pennsylvania.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. JBI is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania. JBI has full power and authority to issue the JBI Shares.

      2. When issued as set forth in the Registration Statement, the JBI Shares will be validly issued, fully paid and non-assessable.

      We consent to the to this opinion and to Ledgewood Law Firm, P.C. in the Joint Proxy Statement/Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ Ledgewood Law Firm, P.C.
----------------------------